EXHIBIT 10.4

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of May 8, 2012, by and between Nickolas Loboccaro (“Optionee”) and ChatChing Inc. (“Grantor”).

RECITALS

WHEREAS, Grantor desires to grant to Optionee and Optionee desires to obtain an option (the “Option”) to acquire from Grantor 20,952,381 shares (the “Shares”) of Common Stock of the Grantor, if and only upon the Optionee loaning Grantor the sum of $90,000 (the “Loan”), all upon the terms and conditions set forth herein, and

WHEREAS, the parties hereto desire to document their understanding regarding the Option to purchase the Shares subject to the Loan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           Grant of and Consideration for Option.  Grantor hereby grants to Optionee the Option to acquire the Shares from Grantor at a price of $.00000125 for aggregate consideration of $26.19 and in connection therewith execute an Investment Letter similar in form and substance to the attached investment letter.

2.           Exercise of Option and Option Price of Shares.  The Option can only be exercised upon the Optionee loaning the sum of $90,000 with simple interest of .25% per annum, all principal and interest due February 28, 2015 and in connection therewith receive the promissory note of Grantor similar in form and substance to the attached Promissory Note.

All payments and loan proceeds must be made by cash or check to the Grantor, or as otherwise agreed between Grantor and Optionee.

The option shall expire 10 days after the first date the Grantor’s website becomes operational.

3.           Method of Exercise.  The Option shall be exercisable by a written notice signed by an authorized representative of Optionee.

4.           No Assignability of Option.  The Option may not be assigned by Optionee.

5.           Survival of Representations and Warranties.  The representations, warranties, covenants and agreements set forth herein shall be continuous and shall survive the termination of this Agreement or any part thereof.

6.           Miscellaneous.

a.           Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and this Agreement supersedes in all respects all written or oral understandings and agreements heretofore existing between the parties hereto.

b.           Counterparts.  This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

c.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process with regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited into the United States mail, by registered or certified mail, return receipt requested, postage prepaid.

d.           Additional Documents.  At any time and from time, the parties hereto shall execute such documents as are necessary to effect this Agreement.

e.           Governing Law.  This Agreement has been negotiated and prepared and shall be performed in the State of New York, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

OPTIONEE:

/s/ Nickolas Lobaccaro
________________________________
Nickolas Lobaccaro

GRANTOR:

ChatChing, Inc.

/s/ Steven L. Pfirman
___________________________
Steven L. Pfirman, President